SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  FORM 8-A12B/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                DST SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


         DELAWARE                                             43-1581814
(State of incorporation                                   (I.R.S. Employer
   or organization)                                      Identification No.)


333 WEST 11TH STREET, KANSAS CITY, MISSOURI                     64105
(Address of principal executive offices)                     (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ] Not Applicable.

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ] Not Applicable.

     Securities Act registration statement file number to which this form relates: Not Applicable.

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                  Name of Each Exchange on Which
          TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
          -------------------                  ------------------------------
COMMON STOCK, PAR VALUE $0.01 PER SHARE           NEW YORK STOCK EXCHANGE

     Securities to be registered pursuant to Section 12(g) of the Act: None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Amendment No. 1 amends the Registrant's registration statement on Form 8-A dated October 30, 1995 in connection with the Registrant's listing of the Common Stock, par value $0.01 per share, on the New York Stock Exchange. This Amendment No. 1 is being filed to reflect that the shares of Common Stock of the Registrant have been delisted from the Chicago Stock Exchange effective at the opening of business on February 12, 2003 and to update certain information in the description of the Registrant's Common Stock.

     Except as amended hereby, there are no other changes to this Registration Statement.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The authorized capital stock of DST Systems, Inc. (the "Company") includes 300,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of which 119,164,832 shares are outstanding as of the date of this Registration Statement. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that stockholders may cumulate their votes in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of the Common Stock may be able to ensure the election of one or more directors. Under the provisions of the Company's Certificate of Incorporation (the "Certificate"), the affirmative vote of 70 percent of the voting power of all shares of the Company entitled to vote for the election of directors is required to amend or repeal certain provisions of the Certificate.

     Certain provisions of the Company's Certificate and Bylaws could be deemed to have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests. Insofar as Janus Capital Group Inc. ("JCG") holds a substantial percentage of the outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock") of the Company, the Company is not at present expected to be vulnerable to a takeover without the approval of JCG.

     The Certificate provides for a classified Board of Directors (the "Board") consisting of three classes, as nearly equal in number as the then authorized number of directors constituting the Board permits. The initial terms of the first class, the second class and the third class are set to expire at the conclusion of the 1996 annual meeting, the 1997 annual meeting, and the 1998 annual meeting of stockholders, respectively. At each annual meeting of stockholders beginning in 1996, successors to the directors whose terms expire at that annual meeting shall be elected for a three-year term, with each director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of the Board will be elected each year.

     Under the provisions of the Certificate, stockholders may remove a director for cause only upon the affirmative vote of 70 percent of the Voting Stock. This provision, combined with the provisions of the Certificate authorizing the Board to fill vacant directorships, precludes a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees. In addition, under the provisions of the Certificate, the affirmative vote of 70 percent of the Voting Stock is required to amend the Company's Bylaws, to amend certain provisions in the Company's Certificate and to enter into certain business combinations with a stockholder that directly or indirectly owns 10 percent or more of the Company's Voting Stock. Finally, under the provisions of the Certificate, any action by the stockholders of the Company may not be effected by written consent in lieu of a duly called annual or special meeting.

     The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. With respect to stockholder nominations of directors, notice must be received by the Company not less than 60 days nor more than 90 days prior to the annual meeting. With respect to other matters to be properly brought before the meeting, a stockholder must provide notice to be received by the Company not less than 90 days nor more than 120 days prior to the meeting. Any such notice must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Bylaws and Certificate also provide that special meetings of stockholders of the Company may be called only upon the resolution of a majority of the entire Board.

     The Certificate provides that the Board when evaluating a tender offer, merger or offer to purchase all, or substantially all, of the assets of the Company made by another party may consider expanded factors, including certain social and economic effects of the proposed transaction. The Certificate also provides for expanded indemnification of directors and officers of the Company and limits the liability of directors of the Company. The Company shall indemnify each person who is or was an officer or director of the Company, or was serving as an officer or director to any other company at the request of the Company, to the fullest extent permitted under the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred by such director or officer in any legal proceeding to which such person is made or is threatened to be made a party. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that if the Delaware General Corporation Law requires, such director or officer shall provide the Company with an undertaking to repay all amounts so advanced if it shall 3 ultimately be determined by final judicial decision that such person is not entitled to be indemnified for such expenses. The Certificate gives such officer or director the right to bring suit against the Company if such advancement of expenses is not paid by the Company within the period set forth in the Certificate. The Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. Such dividends shall not be cumulative. However, the Company currently intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Holders of Common Stock are entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

     Holders of Common Stock have no preemptive, sinking fund or redemption rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The Company, in its Certificate, reserves the right to amend or repeal any provision contained in the Certificate in the manner prescribed by Delaware law, and all rights conferred upon stockholders are granted subject to this reservation. The rights, preferences and privileges of holders of Common Stock will be subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.

     The outstanding shares of Common Stock which are held by JCG are deemed "restricted securities."

     The Company and EquiServe Trust Company, N.A. serve as co-transfer agents and EquiServe Trust Company, N.A. serves as registrar for the Common Stock. The Company wholly owns the parent of EquiServe Trust Company, N.A.

ITEM 2.           EXHIBITS.

        99.1 The Company's Amended Certificate of Incorporation as restated August 31, 1995, which is attached as Exhibit 3.1 to the
               Company's registration statement on Form S-1, as amended (Registration no. 33-96526) (the "Registration Statement") is hereby incorporated by reference as Exhibit 99.1.

        99.2 The Company's Certificate of Amendment dated May 9, 2000 of Certificate, which is attached as Exhibit 3.1 to the Company's Form 10-Q dated May 15, 2000 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.2.

        99.3 The Company's Amended and Restated By-laws as adopted August 28, 1995 and amended and restated December 12, 2000, which are attached as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.3.

        99.4 The Registration Rights Agreement dated October 24, 1995, between the Company and Kansas City Southern ("KCS"; formerly Kansas City Southern Industries, Inc.), which is attached as Exhibit 4.1 to the Company's Registration Statement (Registration no. 33-96526), is hereby incorporated by reference as Exhibit 99.4.

        99.5 The First Amendment dated June 30, 1999 to the KCS Registration Rights Agreement, which amendment is attached as Exhibit 4.15.1 to the Company's Form 10-Q dated August 13, 1999 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.5.

        99.6 The Assignment, Consent and Acceptance dated August 11, 1999 pertaining to the KCS Registration Rights Agreement and among the Company, KCS, and Stilwell Financial, Inc., which is attached as
               Exhibit 4.15.2 to the Company's Form 10-Q dated August 13, 1999 (Commission File No.1-14036), is hereby incorporated by reference as Exhibit 99.6.

        99.7 The specimen stock certificate, which is attached as Exhibit 4.2 to the Registration Statement (Registration no. 33-96526), is hereby incorporated by reference as Exhibit 99.7.

        99.8 The Certificate of Designations dated October 16, 1995, establishing the Series A Preferred Stock of the Company, which is attached as Exhibit 4.3 to the Company's Registration Statement (Registration no. 33-96526), is hereby incorporated by reference as Exhibit 99.8.

        99.9 The Summary of the preferred stock purchase rights set forth in the Company's Form 8-A dated November 15, 1995 in connection with the listing of the preferred stock purchase rights on the New York Stock Exchange (the "Form 8-A") (Commission File No. 1-14036) and the related Rights Agreement dated as of October 6, 1995, between the Company and State Street Bank and Trust Company, as rights agent, which is attached as Exhibit 4.4 to the Company's Registration Statement (Registration no. 33-96526), are hereby incorporated by reference as Exhibit 99.9.

        99.10  The  First  Amendment  dated  as of  July 9,  1998 to the  Rights
               Agreement, which amendment is attached as Exhibit 99 to Form 8-A12B/A, Amendment No. 1, dated July 30, 1998 (Commission File No. 1-14036), to the Form 8-A, is hereby incorporated by reference as Exhibit 99.10.

        99.11 The Second Amendment dated as of September 10, 1999 to the Rights Agreement, which amendment is attached as Exhibit 99 to Form 8-A12B/A, Amendment No. 2, dated September 27, 1999 (Commission File No. 1-14036), to the Form 8-A, is hereby incorporated by reference as Exhibit 99.11.

        99.12 The Third Amendment dated as of September 25, 2001 to the Rights Agreement, which amendment is attached as Exhibit 99 to Form 8-A12B/A, Amendment No. 3, dated November 26, 2001 (Commission File No. 1-14036), to the Form 8-A, is hereby incorporated by reference as Exhibit 99.12.

        99.13 The Assignment, Acceptance and Consent dated as of November 7, 2001 and among the Company, State Street Bank and Trust Company, and EquiServe Trust Company, N.A., and pertaining to the Rights Agreement, which is attached as Exhibit 4.3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.13.

        99.14  The  Registration   Rights  Agreement  dated  October  31,  1995,
               between the Company and UMB Bank, N.A. as trustee of the Company's Employee Stock Ownership Plan ("UMB"), which is attached as Exhibit 4.5 to the Company's annual report on Form 10-K for the year ended December 31, 1995, (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.14.

        99.15 The Affiliate Agreement with James C. Castle, dated October 28, 1998, which is attached as Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.15.

        99.16 The Affiliate Agreement with George L. Argyros, Sr., dated September 3, 1998, which is attached as Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.16.

        99.17 The Registration Rights Agreement with George L. Argyros, Sr., James C. Castle and certain other individuals dated December 21, 1998, which is attached as Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 99.17.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               DST SYSTEMS, INC.



Date:  March 14, 2003                 By: /S/ RANDY YOUNG
                                      ----------------------------------------
                                          Randall D. Young
                                          Vice President, General Counsel and
                                          Secretary